Exhibit 10.3

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUER WILL MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE, (3) THE YIELD TO MATURITY OF THE NOTE, AND (4) ANY OTHER INFORMATION REQUIRED TO BE MADE AVAILABLE BY U.S. TREASURY REGULATIONS UPON RECEIVING A WRITTEN OR ELECTRONIC REQUEST FOR SUCH INFORMATION AT THE FOLLOWING ADDRESS: 401 EAST LAS OLAS BOULEVARD, SUITE 1400, FORT LAUDERDALE, FLORIDA 33301.

NEITHER THE ISSUANCE NOR SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER AND REASONABLY ACCEPTABLE TO THE COMPANY), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $2,600,000	Issue Date: September 22, 2022

CONSOLIDATED SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

For value received, CARDIFF LEXINGTON CORPORATION, a corporation organized under the laws of the State of Nevada (“CDIX”), and the undersigned entities, each of which is a subsidiary of CDIX (referred to hereinafter collectively with CDIX as the “Borrower”), hereby promises to pay to the order of LEONITE CAPITAL, LLC, a limited liability company organized under the laws of the State of Delaware, or registered assigns (the “Holder”) the principal sum of two million six hundred thousand Dollars ($2,600,000) (the “Principal Amount”), together with interest on the Principal Amount, on the dates set forth below or upon acceleration or otherwise, as set forth herein (or as may be amended, extended, renewed and refinanced, collectively, this “Note”). The “Interest Rate” shall accrue at a rate per annum equal to ten percent (10%). In no event shall the Interest Rate exceed the maximum rate allowed by law; any interest payment which would for any reason be unlawful under applicable law shall be applied to principal.

The consideration to the Borrower for this Note is the tendering by the Holder of certain outstanding Convertible Promissory Notes issued by the Company and payable to the Holder, described on Exhibit X (the “Exchanged Notes”).

The maturity date (“Maturity Date”) shall be twelve (12) months from the Issue Date. The principal sum, as well as interest and other fees shall be due and payable in accordance with the payment terms set forth in Article I herein. Notwithstanding the foregoing, the Maturity Date for this Note, shall be extended to the date that is eighteen (18) months following the date upon which the Borrower completes an underwritten registered public offering of shares of the Company (“Public Offering”), if such offering is prior to the Maturity Date. Subject to Section 1.4 below, this Note may not be prepaid in whole or in part except as otherwise explicitly set forth herein.

Any amount of principal, interest, other amounts due hereunder or penalties on this Note, which is not paid by the due date as specified herein, shall bear interest at the lesser of the rate of fifteen percent (15%) per annum or the maximum legal amount permitted by law (“Default Interest Rate”), from the due date thereof until the same is paid in full, including following the entry of a judgment in favor of Holder (“Default Interest”).

If any payment (other than a payment due at maturity or upon default) is not made on or before its due date, the Holder may at its discretion collect a delinquency charge equal to the greater of one hundred Dollars ($100.00) or five (5%) percent of the unpaid amount. The unpaid balances on all obligations payable by Borrower and due to Holder pursuant to the terms of this Note, shall in addition to other remedies contained herein, bear interest after default or maturity at an annual rate equal to the Default Interest rate.

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All payments of principal and interest due hereunder (to the extent not converted into Borrower’s ordinary shares (the “Common Shares”)) shall be paid by automatic debit, wire transfer, check or in coin or currency which, at the time or times of payment, is the legal tender for public and private debts in the United States of America and shall be made at such place as Holder or the legal holder or holders of the Note may from time to time appoint in a payment invoice or otherwise in writing, and in the absence of such appointment, then at the offices of Holder at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest, then to any late charges, and then to principal. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Note is paid in full, interest shall continue to accrue during such extension. As used in this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed.

It is further acknowledged and agreed that the Principal Amount owed by Borrower under this Note shall be increased by the amount of all reasonable expenses incurred by the Holder in connection with the collection of amounts due, or enforcement of any terms pursuant to, this Note. All such expenses shall be deemed added to the Principal Amount hereunder to the extent such expenses are paid or incurred by the Holder.

This Note is issued by the Borrower to the Holder pursuant to the terms of that certain Securities Exchange and Purchase Agreement of even date herewith (the “Purchase Agreement”), terms of which are incorporated by reference and made part of this Note. Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in the Purchase Agreement. As used herein, the term “Trading Day” means any day that the Borrower’s Common Shares are listed for trading or quotation on the OTC, or any other exchanges or electronic quotation systems on which the Common Shares are then traded (as defined in the Purchase Agreement).

This Note shall be a senior secured obligation of the Borrower, with first priority over all current and future Indebtedness (as defined below) of the Borrower and any subsidiaries, whether such subsidiaries exist on the Issue Date or are created or acquired thereafter (each a “Subsidiary” and collectively, the “Subsidiaries”). The obligations of the Borrower under this Note are secured pursuant to the terms of the security and pledge agreement (the “Security and Pledge Agreement” and collectively with the Purchase Agreement, the Note, and other ancillary documents executed in connection therewith, the “Transaction Documents”), a copy of which is attached hereto as Exhibit C, between the Borrower and Holder, terms of which are incorporated by reference and made part of this Note. With respect to any Subsidiary created or acquired subsequent to the Issue Date, Borrower agrees to cause such Subsidiary to execute any documents or agreements that would bind the Subsidiary to the terms of the Transaction Documents.

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders or members, as applicable, of Borrower and will not impose personal liability upon the holder thereof.

In addition to the terms above, the following terms shall also apply to this Note:

ARTICLE I. PAYMENTS

1.1 Principal Payments. The Principal Amount shall be due and payable on the Maturity Date, provided however, that if the Maturity Date is extended in connection to a Public Offering as provided above, then the Principal Amount shall be payable in twelve (12) equal monthly installments with the first such payment due on the date that is six (6) months following the Borrower completes a Public Offering.

1.2 Interest Payments. Interest on this Note is payable on the Maturity Date, provided however, that if the Maturity Date is extended in connection to a Public Offering as provided above, (i) Interest that accrued prior to the closing of the Public Offering shall be due within ten (10) days of such closing and (ii) Interest accruing subsequent to the closing of the Public Offering shall be due monthly with the first Interest Payment due on the date that is one (1) month following the date that the Borrower completes a Public Offering.

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1.3 Other Payment Obligations. All payments, fees, penalties, and other charges, if any, due under this Note shall be payable pursuant to the terms contained herein, but in any case, shall be payable no later than the Maturity Date.

1.4 Prepayment. This Note may not be prepaid without prior written consent of the Holder.

ARTICLE II. CONVERSION RIGHTS

2.1 Conversion Right. The Holder shall have the right at any time, at the Holder’s option to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of this Note into fully paid and non-assessable Common Shares of Borrower or other securities into which such Common Shares shall hereafter be changed or reclassified (each, a “Conversion Share”) at the conversion price (the “Conversion Price”) determined as provided herein (a “Conversion”); provided, however, that in no event shall the Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of Common Shares beneficially owned by the Holder and its affiliates (other than Common Shares which may be deemed beneficially owned through the ownership of the unconverted portion of the Note or the unexercised or unconverted portion of any other security of Borrower subject to a limitation on conversion or exercise analogous to the limitations contained herein, and, if applicable, net of any shares that may be deemed to be owned by any person not affiliated with the Holder who has purchased a portion of the Note from the Holder) and (2) the number of Common Shares issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding Common Shares. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, provided, further, however, that the limitations on conversion may be waived (up to a maximum of 9.99%) by the Holder upon, at the election of the Holder, not less than 61 days’ prior notice to Borrower, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver). The number of Common Shares to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price then in effect on the date specified in the notice of conversion, in the form attached hereto as Exhibit A (the “Notice of Conversion”), delivered to Borrower by the Holder in accordance with Section 2.4 below; provided that the Notice of Conversion is submitted by facsimile or e-mail (or by other means resulting in, or reasonably expected to result in, notice) to Borrower before 6:00 p.m., New York, New York time on such conversion date (the “Conversion Date”). The term “Conversion Amount” means, with respect to any conversion of this Note, the sum of: (1) the principal amount of this Note to be converted in such conversion; plus (2) at the Holder’s option, accrued and unpaid interest; provided, however, that at the option of Holder, the accrued and unpaid interest can be converted prior to any other amounts under the Note, if any, on such principal amount at the interest rates provided in this Note to the Conversion Date; plus (3) at the Holder’s option, Default Interest, if any, on the amounts referred to in the immediately preceding clauses (1) and/or (2); plus (4) the Holder’s expenses relating to a Conversion, including but not limited to amounts paid by Holder on the Borrower’s transfer agent account; plus (5) at the Holder’s option, any amounts owed to the Holder pursuant to Sections 2.3 and 2.4(g) hereof.

2.2 Conversion Price.

(a) Calculation of Conversion Price. The Conversion Price shall be the lower of (i) the lowest VWAP of the five (5) Trading Days prior to the Conversion Date; or (ii) the price per share of any subsequent offering (the “Fixed Conversion Price”).

(b) Fixed Conversion Price Adjustments.

(1) Common Share Distributions and Splits. If Borrower, at any time while this Note is outstanding: (i) pays a distribution on its Common Shares or otherwise makes a distribution or distributions payable in Common Shares on its Common Shares; (ii) subdivides outstanding Common Shares into a larger (or smaller) number of shares; or (iii) issues, in the event of a reclassification of shares of Common Shares, any Common Shares of Borrower, then the Fixed Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares (excluding any treasury shares of Borrower) outstanding immediately before such event and of which the denominator shall be the number of Common Shares outstanding immediately after such event.

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(2) Fundamental Transaction. If, at any time while this Note is outstanding, (i) Borrower effects any merger or consolidation of Borrower with or into another person, (ii) Borrower effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by Borrower or another person) is completed pursuant to which holders of Common Shares are permitted to tender or exchange their shares for other securities, cash or property, or (iv) Borrower effects any reclassification of the Common Shares or any compulsory share exchange pursuant to which the Common Shares are effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of 1 Common Share (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Fixed Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of 1 Common Share in such Fundamental Transaction, and Borrower shall apportion the Fixed Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.

(3) Anti-dilution Adjustment. If at any time while this Note is outstanding, Borrower sells, grants, or otherwise makes a disposition of Common Shares, or sells, grants, or otherwise makes a disposition of other securities (or in the case of securities existing on the Issue Date, amends such securities) convertible into, exercisable for, or that would otherwise entitle any person or entity the right to acquire Common Shares, or announces its intention, or files any document with the SEC or other regulatory body that reflects its intention to do of any of the foregoing, at an effective price per share that is lower than the then Fixed Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (it being agreed that if the holder of the Common Shares or other securities so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive Common Shares at an effective price per share that is lower than the Fixed Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance, and the Base Conversion Price shall then be adjusted to equal the lowest of such issuance price), then the Fixed Conversion Price shall be reduced to a price equal the Base Conversion Price as it may be adjusted as provided for above. Such adjustment shall be made whenever such Common Shares or other securities are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 2.2(b)(4) in respect of an Exempt Issuance. For purposes of this Section 2.2(b)(4) an “Exempt Issuance” means an issuance of Common Shares or other securities convertible into or exercisable or exchangeable for Common Shares (i) upon the exercise or exchange of any securities issued hereunder, (ii) to employees, directors of Borrower pursuant to any stock or option or similar equity incentive plan duly adopted for such purpose by the Board of Directors of Borrower, (iii) to banks, equipment lessors or other financial institutions, or to real property lessors, at market value as of the date of issuance, pursuant to a debt financing, equipment leasing, or real property leasing transaction approved by the Board of Directors of Borrower, (iv) to suppliers, consultants, or third party service providers in connection with the provision of goods or services, at market value as of the date of issuance, pursuant to a stock option plan, agreement, or arrangement of the Borrower, duly adopted for such purpose by the Board of Directors of Borrower, (v) pursuant to the acquisition of another corporation or other entity by Borrower by merger, purchase of substantially all of the assets or other reorganization or pursuant to a joint venture agreement, provided that such issuances are approved by the Board of Directors of Borrower, (vi) to third parties in connection with collaboration, technology license, development, marketing or other similar agreements or strategic partnerships, in each case only in connection with the operating business of the Borrower and approved by the Board of Directors of Borrower, or (vii) shares with respect to which the Holder waives its anti-dilution rights granted hereby; provided, however, that any such issuance described in (v) and (vi) shall only be to a person (or to the equity holders of a person) which is, itself or through its Subsidiaries, an operating company or an owner of an asset (or an employee, director, consultant, or advisor thereof), in a business synergistic with the business of Borrower and shall provide to Borrower additional benefits in addition to the investment of funds, but in none of (ii) through (vi) above shall include a transaction in which Borrower is issuing securities primarily for the purpose of raising capital or to a recipient whose primary business is investing in securities or to a recipient whose primary business is investor relations or public relations. In the event of an issuance of securities involving multiple tranches or closings, any adjustment pursuant to this Section 2.2(b)(3) shall be calculated as if all such securities were issued upon distribution of the initial tranche.

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(4) Notice to the Holder. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 2.2(b), Borrower shall within two (2) business days deliver to the Holder a notice setting forth the Fixed Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, provided that Borrower’s failure to timely provide the notice shall not affect the automatic adjustments contemplated hereby.

(5) No Readjustments. For the avoidance of doubt, in the event the Conversion Price has been adjusted pursuant to this Section 2.2(b) and the Dilutive Issuance that triggered such adjustment does not occur, is not consummated, is unwound or is cancelled after the facts for any reason whatsoever, in no event shall the Conversion Price be readjusted to the Conversion Price that would have been in effect if such Dilutive Issuance had not occurred or been consummated.

(6) Public Offering. Upon completion by the Borrower of a Public Offering, the Fixed Price shall reset to be equal to the offering price in such offering, provided however that subsequent to the completion of the Public Offering, such Fixed Price as adjusted under this Section 2.2(b)(6) shall remain subject to further adjustments under Sections 2.2(b)(1) through 2.2(b)(5) above, as well as Section 3.12 below.

2.3 Authorized Shares. Borrower covenants that during the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Shares a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Shares upon the full conversion of this Note. Borrower is required at all times to have authorized and reserved seven (7) times the number of shares that is actually issuable upon full conversion of the Note (based on the Conversion Price of the Note in effect from time to time, which, if cannot be determined shall be estimated in good faith by Borrower) it being acknowledged and agreed by the parties that for the initial issuance of the Note, the parties will reach an agreement subsequent to the Issue Date with respect to the number of Common Shares to be reserved (the “Reserved Amount”). The Reserved Amount shall be increased from time to time in accordance with Borrower’s obligations hereunder. Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. In addition, if Borrower shall issue any securities or make any change to its capital structure which would change the number of Common Shares into which the Note shall be convertible at the then current Conversion Price, Borrower shall at the same time make proper provision so that thereafter there shall be a sufficient number of Common Shares authorized and reserved, free from preemptive rights, for conversion of the outstanding Note, including but not limited to authorizing additional shares or effectuating a reverse split. Borrower (i) acknowledges that it has irrevocably instructed its transfer agent by letter, a copy of which is attached hereto as Exhibit B, to issue certificates for the Common Shares issuable upon conversion of a previously issued convertible promissory note dated September 3, 2020, (ii) agrees and acknowledges that the terms of, and the instructions to the transfer agent provided in, the aforementioned instruction letter, shall be effective with respect to the obligations of the Borrower under this Note, (iii) agrees that at the sole discretion of the Holder, Borrower shall issue a new TA Letter in a form substantially similar to the aforementioned instruction Letter, providing for any share to be reserved pursuant to the terms hereunder, and (iv) agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing Common Share certificates to execute and issue the necessary certificates for Common Shares in accordance with the terms and conditions of this Note. Borrower further covenants that so long as any obligation under this Note remains outstanding, Borrower will not establish a reserve of its Common Shares for the benefit of any party other than the Holder, without prior approval in writing by Holder. Failure by Borrower to maintain the Reserved Amount, or the establishment of a reserve without prior approval as required above, will be considered an Event of Default under Section 4.1.2 of the Note.

2.4 Method of Conversion.

(a) Mechanics of Conversion. Subject to Section 2.1, this Note may be converted by the Holder in whole or in part, at any time from the date hereof, by (A) submitting to Borrower a Notice of Conversion (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 7:00 p.m., New York, New York time) and (B) subject to Section 2.4(b), surrendering this Note at the principal office of Borrower.

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(b) Surrender of Note Upon Conversion. Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to Borrower unless the entire unpaid principal amount of this Note is so converted. The Holder and Borrower shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and Borrower, so as not to require physical surrender of this Note upon each such conversion. In the event of any dispute or discrepancy, such records of Borrower shall, prima facie, be controlling and determinative in the absence of manifest error. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note represented by this Note may be less than the amount stated on the face hereof.

(c) Payment of Taxes. Borrower shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Shares or other securities or property on conversion of this Note in a name other than that of the Holder (or in street name), and Borrower shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons (other than the Holder or the custodian in whose street name such shares are to be held for the Holder’s account) requesting the issuance thereof shall have paid to Borrower the amount of any such tax or shall have established to the satisfaction of Borrower that such tax has been paid.

(d) Delivery of Common Shares Upon Conversion. Upon receipt by Borrower from the Holder of an e-mail (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as provided in this Section 2.4, Borrower shall issue and deliver to or cause to be issued and delivered to or upon the order of the Holder certificates for Common Shares issuable upon such conversion by the end of the next business day after such receipt (the “Deadline”) (and, solely in the case of conversion of the entire unpaid principal amount hereof, surrender of this Note) in accordance with the terms hereof.

(e) Obligation of Borrower to Deliver Common Shares. Upon receipt by Borrower of a Notice of Conversion, the Holder shall be deemed to be the holder of record of the Common Shares issuable upon such conversion, the outstanding principal amount and the amount of accrued and unpaid interest on this Note shall be reduced to reflect such conversion, and, unless Borrower defaults on its obligations under this Article II, all rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Common Shares or other securities, cash or other assets, as herein provided, on such conversion. If the Holder shall have given a Notice of Conversion as provided herein, Borrower’s obligation to issue and deliver the certificates for Common Shares shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of Borrower to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder of any obligation to Borrower, and irrespective of any other circumstance which might otherwise limit such obligation of Borrower to the Holder in connection with such conversion. The Conversion Date specified in the Notice of Conversion shall be the Conversion Date so long as the Notice of Conversion is received by Borrower before 7:00 p.m., New York, New York time, on such date.

(f) Delivery of Common Shares by Electronic Transfer. If the shares of the Company are publicly traded, in lieu of delivering physical certificates representing the Common Shares issuable upon conversion, provided Borrower is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder and its compliance with the provisions contained in Section 2.1 and in this Section 2.4, Borrower shall use its best efforts to cause its transfer agent to electronically transmit the Common Shares issuable upon conversion to the Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system. If the Borrower is not registered with DTC as of the Issue Date, the Borrower shall be required to register with DTC within 30 days of the Issue Date, and the provisions of this paragraph shall apply after such registration. Failure to become DTC registered or maintain DTC eligibility as provided herein shall be an Event of Default under Section 4.1.22 of this Note.

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(g) Failure to Deliver Common Shares Prior to Deadline. Without in any way limiting the Holder’s right to pursue other remedies, including actual damages and/or equitable relief, the parties agree that if Borrower causes the Common Shares issuable upon conversion of this Note to not be delivered by the second (2nd) Trading Day following the Deadline (such non delivery referred to herein as a “Conversion Default”), Borrower shall pay to the Holder $1,000 per day in cash, for each day beyond the Deadline that Borrower fails to deliver such Common Shares. Such cash amount shall be paid to Holder by the fifth day of the month following the month in which it has accrued or, at the option of the Holder (by written notice to Borrower by the first day of the month following the month in which it has accrued), shall be added to the principal amount of this Note, in which event interest shall accrue thereon in accordance with the terms of this Note and such additional principal amount shall be convertible into Common Shares in accordance with the terms of this Note. Borrower agrees that the right to convert is a valuable right to the Holder, and as such, Borrower will not take any actions to hamper, delay or prevent any Holder conversion of the Note. The damages resulting from a failure, attempt to frustrate, interference with such conversion right are difficult if not impossible to qualify. Accordingly, the parties acknowledge that the liquidated damages provision contained in this Section 2.4(g) are justified.

2.5 Concerning the Common Shares. The Common Shares issuable upon conversion of this Note may not be sold or transferred except in accordance with the Articles of Association of the Company and unless (i) such shares are sold pursuant to an effective registration statement under the Act or (ii) Borrower or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (iii) such shares are sold or transferred pursuant to Rule 144 under the Act (or a successor rule) (“Rule 144”) or (iv) such shares are transferred to an “affiliate” (as defined in Rule 144) of Borrower who agrees to sell or otherwise transfer the shares only in accordance with this Section 2.5 and who is an Accredited Investor. Except as otherwise provided (and subject to the removal provisions set forth below), until such time as the Common Shares issuable upon conversion of this Note have been registered under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for Common Shares issuable upon conversion of this Note that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER AND REASONABLY ACCEPTABLE TO THE COMPANY), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and Borrower shall issue to the Holder a new certificate therefore free of any transfer legend if (i) Borrower or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Common Shares may be made without registration under the Act, which opinion shall be accepted by Borrower (which acceptance shall be subject to and conditioned on any requirements, if any, of its transfer agent, the exchange on which Borrower is then trading or other applicable laws, rules or regulations) so that the sale or transfer is effected or (ii) in the case of the Common Shares issuable upon conversion of this Note, such security is registered for sale by the Holder under an effective registration statement filed under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold. In the event that Borrower does not accept the opinion of counsel provided by the Holder with respect to the transfer of Securities pursuant to an exemption from registration, such as Rule 144 or Regulation S, at the Deadline, it will be considered an Event of Default pursuant to Section 4.1.2 of the Note.

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2.6 Status as Shareholder. Upon submission of a Notice of Conversion by a Holder, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such Holder’s allocated portion of the Reserved Amount or Maximum Share Amount) shall be deemed converted into Common Shares and (ii) the Holder’s rights as a Holder of such converted portion of this Note shall cease and terminate, excepting only the right to receive certificates for such Common Shares and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by Borrower to comply with the terms of this Note. Notwithstanding the foregoing, if a Holder has not received certificates for all Common Shares prior to the tenth (10th) business day after the expiration of the Deadline with respect to a conversion of any portion of this Note for any reason, then (unless the Holder otherwise elects to retain its status as a holder of Common Shares by so notifying Borrower) the Holder shall regain the rights of a Holder of this Note with respect to such unconverted portions of this Note and Borrower shall, as soon as practicable, return such unconverted Note to the Holder or, if the Note has not been surrendered, adjust its records to reflect that such portion of this Note has not been converted. In all cases, the Holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Conversion Default Payments pursuant to Section 2.4 to the extent required thereby for such Conversion Default and any subsequent Conversion Default and (ii) the right to have the Conversion Price with respect to subsequent conversions adjusted upon an Event of Default, if applicable) for Borrower’s failure to convert this Note.

ARTICLE III. RANKING, CERTAIN COVENANTS AND POST CLOSING OBLIGATIONS

3.1 Warrants. RESERVED

3.2 Equity Interest. RESERVED

3.3 Distributions on Common Shares. So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the Holder’s written consent (a) pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on the Common Shares (or other capital securities of the Borrower) other than dividends on Common Shares solely in the form of additional Common Shares or (b) directly or indirectly or through any Subsidiary make any other payment or distribution in respect of Common Shares (or other securities representing its capital) except for distributions that comply with Section 3.7 below.

3.4 Restrictions on Variable Rate Transactions. Unless approved by the Holder in writing, which approval shall not be unreasonably withheld, Borrower and each Subsidiary shall not enter into an agreement or amend an existing agreement to effect any sale of securities involving, or convert any securities previously issued under, a Variable Rate Transaction. The term “Variable Rate Transaction” means a transaction in which Borrower or any Subsidiary (i) issues or sells any convertible securities either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of, or quotations for, the Common Shares at any time after the initial issuance of such convertible securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such convertible securities or upon the occurrence of specified or contingent events directly or indirectly related to the business of Borrower or the Subsidiary, as the case may be, or the market for the Common Shares, or (ii) enters into any agreement (including, without limitation, an “equity line of credit” or an “at-the-market offering”) whereby Borrower or any Subsidiary may sell securities at a future determined price (other than standard and customary “preemptive” or “participation” rights). The Holder shall be entitled to obtain injunctive relief against Borrower and its Subsidiaries to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

3.5 Restrictions on Other Certain Transactions. So long as the Borrower shall have any obligation under this Note and unless approved in writing by the Holder (which such approval not to be unreasonably withheld), the Borrower shall not directly or indirectly: (a) change the nature of its business; (b) sell, divest, change the structure of any material assets of the Borrower or any Subsidiary other than in the ordinary course of business (c) solicit any offers for, respond to any unsolicited offers for, or conduct any negotiations with any other person or entity in respect of any Variable Rate Debt Transaction; (d) accept Merchant-Cash-Advances in which it sells future receivables at a discount, any other factoring transactions, or similar financing instruments or financing transactions; or (e) Enter into a borrowing arrangement where the Company pays an effective APR greater than 20%. Notwithstanding anything to the contrary herein, the Company shall be permitted to spin off Platinum Tax Defenders, LLC and We Three, LLC, each a subsidiary of the Company, in a cashless transaction.

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3.6 Restriction on Ordinary Share Repurchases. So long as the Borrower shall have anyobligation under this Note, Borrower shall not without the Holder’s written consent redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any Common Shares (or other securities representing its capital) of Borrower or any warrants, rights or options to purchase or acquire any such shares; except for the repurchase of shares at a nominal price in connection with rights under an agreement with an employee or consultant of the Borrower whose shares have been forfeited as a result of such employee or consultant’s ceasing to provide services to the Borrower.

3.7 Payments from Future Funding Sources. The Borrower shall pay to the Holder on an accelerated basis, any outstanding Principal Amount of the Note, along with all unpaid interest, and fees and penalties, if any, from the sources of capital below, at the Holder’s discretion, it being acknowledged and agreed by Holder that Borrower shall have the right to make Bona Fide payments to vendors with Common Shares:

3.7.1 Future Financing Proceeds – one hundred percent (100%) of the net proceeds of any future financings by Borrower or any Subsidiary, whether debt or equity, or any other financing proceeds such as cash advances, royalties or earn-out payments provided, however, that (i) this provision is not applicable if the transaction generating the future financing proceeds has a specific use of proceeds requirement that such proceeds are to be used exclusively to purchase the assets or equity of an unaffiliated business in an arm’s length transaction and the proceeds are used accordingly, and that (ii) with respect to a Public Offering, the repayment obligation shall be subject to underwriter approval and be limited to the greater of (a) one million five hundred thousand ($1,500,000), or (b) ten percent (10%) of the net proceeds.

3.7.2 Other Future Receipts – one hundred percent (100%) of the net proceeds to the Borrower or Subsidiary resulting from the sale of any assets or securities, of Borrower or any of its Subsidiaries, including but not limited to, the sale of any Subsidiary, the receipt in cash by Borrower or any of its Subsidiaries of any tax refunds, the sale of any tax credits, collections by Borrower or any of its Subsidiaries pursuant to any settlement or judgement, but not including sales of inventory of the Borrower or its Subsidiaries in the ordinary course of business.

3.8 Use of Proceeds. Borrower agrees to use the proceeds of this Note solely for general working capital and to pursue a Public Offering.

3.9 Ranking and Security. The obligations of the Borrower under this Note shall constitute a first priority security interest and rank senior with respect to any and all Indebtedness existing prior to or incurred as of or following the initial Issue Date. The obligations of the Borrower under this Note are secured pursuant to the Security and Pledge Agreement attached hereto. So long as the Borrower shall have any obligation under this Note, the Borrower shall not (directly or indirectly through any Subsidiary or affiliate) incur or suffer to exist or guarantee any Indebtedness that is senior to or pari passu with (in priority of payment and performance) the Borrower’s obligations hereunder. As used herein, the term “Indebtedness” means (a) all indebtedness of the Borrower for borrowed money or for the deferred purchase price of property or services, including any type of letters of credit, but not including deferred purchase price obligations in place as of the Issue Date or obligations to trade creditors incurred in the ordinary course of business, (b) all obligations of the Borrower evidenced by notes, bonds, debentures or other similar instruments, (c) purchase money indebtedness hereafter incurred by the Borrower to finance the purchase of fixed or capital assets, including all capital lease obligations of the Borrower which do not exceed the purchase price of the assets funded, (d) all guarantee obligations of the Borrower in respect of obligations of the kind referred to in clauses (a) through (c) above that the Borrower would not be permitted to incur or enter into, and (e) all obligations of the kind referred to in clauses (a) through (d) above that the Borrower is not permitted to incur or enter into that are secured and/or unsecured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured and/or unsecured by) any lien or encumbrance on property (including accounts and contract rights) owned by the Borrower, whether or not the Borrower has assumed or become liable for the payment of such obligation.

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3.10 Right of Participation. For a period of two (2) years from the date hereof, in the event Borrower or any Subsidiary proposes to offer and sell its securities, whether in the form of debt, Equity Financing (defined below), or any other financing transaction (each a “Future Offering”), the Holder shall have the right, but not the obligation, to participate in the purchase of the securities being offered up to an amount equal to the Principal Amount (the “Participation Right”). For the avoidance of doubt, an “Equity Financing” shall mean Borrower’s or its Subsidiary’s sale of its common stock or any securities conferring the right to purchase Borrower’s or Subsidiary’s common stock or securities convertible into, or exchangeable for (with or without additional consideration), shares of the Borrower’s or Subsidiary’s common stock. In connection with each Participation Right, Borrower shall provide written notice to the Holder of the terms and conditions of the Future Financing at least ten business days prior to the anticipated first closing of such Future Financing (the “FF Notice”). If the Holder shall elect to exercise its Participation Right, it shall notify Borrower, in writing, of such election at least five business days prior to the anticipated closing date set forth in the FF Notice (the “Participation Notice”). In the event the Holder does not return a Participation Notice to Borrower within such five-business day period, the Participation Right granted hereunder shall terminate and be of no further force and effect; provided, however, that such Participation Right shall be reinstated if the anticipated closing referenced in the FF Notice does not occur prior to thirty business days following the anticipated first closing date specified in such FF notice.

3.11 Right of First Refusal. So long as the Borrower shall have any obligation under this Note, but in any case for a period of no less than eighteen (18) months from the date hereof, if the Borrower or any Subsidiary has a bona fide offer of capital or financing from any third party that the Borrower or any Subsidiary intends to act upon, other than an underwritten initial public offering of the Common Shares, then the Borrower must first offer such opportunity to the Holder to provide such capital or financing to the Borrower or Subsidiary on the same terms as each respective third party’s terms. Should the Holder be unwilling or unable to provide such capital or financing to the Borrower or Subsidiary within 10 Trading Days from Holder’s receipt of written notice of the offer (the “Offer Notice”) from the Borrower, then the Borrower or Subsidiary may obtain such capital or financing from that respective third party upon the exact same terms and conditions offered by the Borrower to the Holder, which transaction must be completed within 60 days after the date of the Offer Notice. If the Borrower or Subsidiary does not receive the capital or financing from the respective 3rd party within 60 days after the date of the respective Offer Notice, then the Borrower must again offer the capital or financing opportunity to the Holder as described above, and the process detailed above shall be repeated. The Offer Notice must be sent via electronic mail to avi@leonitecap.com Cc: dberger@bergerlawpllc.com.

3.12 Terms of Future Financings. So long as any obligations of the Borrower under the Transaction Documents (defined below) are outstanding, upon any issuance of (or announcement of intent to effect an issuance of) any security, or amendment to (or announcement of intent to effect an amendment to) any security that was originally issued before the Issue Date, by the Borrower or any Subsidiary, with any term that the Holder reasonably believes is more favorable to the holder of such security than to the Holder in the Transaction Documents, or with a term in favor of the holder of such security that the Holder reasonably believes was not similarly provided to the Holder in the Transaction Documents, then (i) the Borrower shall notify the Holder of such additional or more favorable term within three (3) business days of the issuance and/or amendment (as applicable) of the respective security, and (ii) such term, at Holder’s option, shall become a part of the Transaction Documents with the Holder (regardless of whether the Borrower complied with the notification provision of this Section 3.12). The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion price, conversion price discounts and adjustments, prepayment rate, conversion lookback periods, interest rates, original issue discounts, stock sale price, private placement price per share, commitment shares, and warrant coverage. If Holder elects to have the term become a part of the transaction documents with the Holder, then the Borrower shall immediately deliver acknowledgment of such adjustment in form and substance reasonably satisfactory to the Holder (the “Acknowledgment”) within three (3) business days of Borrower’s receipt of request from Holder (the “Adjustment Deadline”), provided that Borrower’s failure to timely provide the Acknowledgement shall not affect the automatic amendments contemplated hereby.

3.13 Registration Rights. If the Borrower or any Subsidiary proposes to register any of its Common Shares (other than pursuant to a Registration on Form S-4 or S-8 or any successor form), it will give prompt written notice to the Holder of its intention to effect such registration (the “Incidental Registration”). Within twenty (20) business days of receiving such written notice of an Incidental Registration, the Holder may make a written request (the “Piggy-Back Request”) that the Borrower include in the proposed Incidental Registration all, or a portion, of the Registrable Securities owned by the Holder. As used herein, Registrable Securities shall mean the shares issuable upon Conversion of the Note, the Reserved Amount, as well as any shares issuable upon exercise of warrants to purchase Common Shares issued by the Borrower and held by the Holder (“Warrants”) and any shares issued upon a conversion of any preferred shares issued by the Borrower and held by the Holder (“Preferred Shares”). The Borrower will use its commercially reasonable efforts to include in any Incidental Registration all Registrable Securities which the Borrower has been requested to register pursuant to any timely Piggy-Back Request to the extent required to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered. Failure to register the Registrable Securities pursuant to this Section 3.13 shall be an Event of Default pursuant to Section 4.1.26 of the Note.

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3.14 Rollover Rights. So long as the Note is outstanding, if the Borrower completes a public offering or private placement of its equity, equity-linked or debt securities (each, a “Future Transaction”), the Holder may, in its sole discretion, elect to apply as purchase consideration for such Future Transaction (the “Rollover Rights”): (i) all, or any portion, of the then outstanding principal amount of the Note and any accrued but unpaid interest, including any amounts that would be added to the principal outstanding in the event that any redemption right or prepayment right is exercised by either the Holder or the Borrower, and (ii) any securities of the Borrower then held by the Holder, at their fair value (such elected portion of (i) and (ii) referred to herein as the “Rollover Consideration”). The Borrower shall give written notice to Holder as soon as practicable, but in no event less than fifteen (15) days before the anticipated closing date of such Future Transaction. The Holder may exercise its Rollover Rights by providing the Borrower written notice of such exercise within five (5) Business Days before the closing of the Future Transaction. In the event Holder exercises its Rollover Rights, then such Rollover Consideration, shall automatically convert into the corresponding securities issued in such Future Transaction under the terms of such Future Transaction, such that the Holder will receive all securities (including, without limitation, any warrants) issuable under the Future Transaction, provided however, that the conversion price applicable to such conversion shall equal eighty percent (80%) of the cash purchase price paid per share, unit or other security denomination for the Borrower securities issued in the Future Financing to other investors in the Future Transaction. With respect to a Public Offering, the securities acquired upon exercise of Rollover Rights may be subject to standard underwriter lock up if required by the underwriter.

3.15 Exchange Act Reporting. Within ninety (90) days, Borrower shall be in full compliance with the requirements of the Exchange Act and be current with all applicable SEC reporting requirements, and thereafter, Borrower shall remain a fully reporting company under the SEC reporting requirements and remain subject to and fully compliant with, the annual and periodic reporting requirements of the Exchange Act (including but not limited to remaining current in its filings). Failure to remain a fully reporting company and subject to and compliant with the Exchange Act as described herein, (including but not limited to becoming delinquent in its filings), shall be an Event of Default (as defined below) under Section 4.1.9.

3.16 Opinion Letter. Borrower shall be responsible for supplying an opinion letter specific to the fact that Common Shares issued pursuant to this Note, as well as the shares issued pursuant to the Warrants, are either exempt from Registration Requirements pursuant to Rule 144 (so long as the requirements of Rule 144 are satisfied) or have been duly registered and permitted to be sold and transferred without restriction (so long as the shares have been duly registered and permitted to be sold and transferred without restriction). Failure to provide an opinion letter as described herein shall be an event of default pursuant to Section 4.1.2 of the Note.

ARTICLE IV. EVENTS OF DEFAULT

4.1       It shall be considered an event of default if any of the following events listed in this Article IV (each, an “Event of Default”) shall occur:

4.1.1 Failure to Pay Principal or Interest. The Borrower fails to pay the principal hereof or interest thereon when due on this Note, whether at maturity, upon acceleration or otherwise. A three (3) day cure period shall apply for failure to make a payment when due except where payments are noted herein as being due immediately or for payments due on the Maturity Date which in each case shall have no cure period.

4.1.2 Failure to Reserve Shares. (a) Borrower fails to reserve a sufficient amount of Common Shares as required under the terms of this Note (including the requirements of Section 2.3 of this Note), fails to issue Common Shares to the Holder (or announces or threatens in writing that it will not honor its obligation to do so) upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Note, fails to transfer or cause its transfer agent to transfer (issue) (electronically or in certificated form) Common Shares issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, Borrower directs its transfer agent not to transfer or delays, impairs, and/or hinders its transfer agent in transferring (or issuing) (electronically or in certificated form) Common Shares to be issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, or fails to remove (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any Common Shares issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note (or makes any written announcement, statement or threat that it does not intend to honor the obligations described in this paragraph), or fails to supply an opinion letter specific to the fact that Common Shares issued pursuant to conversion of the Note, as well as the Equity Interest and the shares issued pursuant to the Warrant are exempt from Registration Requirements pursuant to Rule 144, and any such failure shall continue uncured (or any written announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for three (3) business days after the Holder shall have delivered a Notice of Conversion. It is an obligation of Borrower to remain current in its obligations to its transfer agent. It shall be an event of default of this Note, if a conversion of this Note is delayed, hindered or frustrated due to a balance owed by Borrower to its transfer agent. If at the option of the Holder, the Holder advances any funds to Borrower’s transfer agent in order to process a conversion, such advanced funds shall be paid by Borrower to the Holder within five (5) business days of a demand from the Holder, either in cash or as an addition to the outstanding Principal Amount of the Note, and such choice of payment method is at the discretion of Borrower. (b) Borrower establishes a reserve of its Common Shares for the benefit of a party other than the Holder, without obtaining prior approval in writing by the Holder.

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4.1.3 Breach of Covenants. Borrower, or the relevant related party, as the case may be, breaches any material covenant, post-closing obligation or other material term or condition contained in this Note, or in the related Purchase Agreement, Security and Pledge Agreement, or any other of the Transaction Documents and breach continues for a period of ten (10) days.

4.1.4 Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given pursuant hereto or in connection herewith, shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) an effect on the rights of the Holder with respect to this Note and the other Transaction Documents.

4.1.5 Receiver or Trustee. Borrower or any subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

4.1.6 Judgments or Settlements. (i) Any money judgment, writ or similar process shall be entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days unless otherwise consented to by the Holder; or (ii) the settlement of any claim or litigation, creating an obligation on the Borrower in amount over $50,000 or where value of the underlying claim or dispute was at least $50,000.

4.1.7 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Borrower or any subsidiary of Borrower. With respect to any such proceedings that are involuntary, Borrower shall have a 45 day cure period in which to have such involuntary proceedings dismissed.

4.1.8 Delisting of Common Shares. If at any time on or after the date in which Borrower’s Common Shares are listed or quoted on (i) any tier of the over-the-counter market maintained by OTC Markets Group, Inc. (“OTC”) other than the OTC’s Expert Market, (ii) the Nasdaq Global Market, (iii) the Nasdaq Capital Market, (iv) the New York Stock Exchange, (v) the NYSE MKT, or (vi) an equivalent U.S. replacement exchange (a “Listing Event”), Borrower shall fail to maintain such listing or quotation or if its shares have been suspended from trading on the aforementioned exchanges.

4.1.9 Failure to Comply with the Exchange Act. If at any time after Borrower becomes an SEC reporting company, Borrower shall fail to be fully compliant with, or ceases to be subject to, the reporting requirements of the Exchange Act (including but not limited to becoming delinquent in its filings).

4.1.10 Change of Control or Liquidation. Any Change of Control of the Borrower, or the dissolution, liquidation, or winding up of Borrower or any substantial portion of its business. As used herein, a “Change of Control” shall be deemed to occur upon the consummation of any of the following events: (a) any person or persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than the Borrower or any subsidiary of the Borrower) shall beneficially own (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, at least 50% of the total voting power of all classes of capital stock of the Borrower entitled to vote generally in the election of the Board; (b) Current Directors (as herein defined) shall cease for any reason to constitute at least a majority of the members of the Board (for this purpose, a “Current Director” shall mean any member of the Board as of the date hereof and any successor of a Current Director whose election, or nomination for election by the Borrower's shareholders, was approved by at least a majority of the Current Directors then on the Board); (c) (i) the complete liquidation of the Borrower or (ii) the merger or consolidation of the Borrower, other than a merger or consolidation in which (x) the holders of the Common Shares of the Borrower immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the Common Shares of the continuing or surviving corporation immediately after such consolidation or merger or (y) the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation, which liquidation, merger or consolidation has been approved by the shareholders of the Borrower; (d) the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Borrower pursuant to an agreement (or agreements) which has (have) been approved by the shareholders of the Borrower; or (e) the appointment of a new chief executive officer.

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4.1.11 Cessation of Operations. Any cessation of operations by the Borrower or the Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due.

4.1.12 Maintenance of Assets. The failure by Borrower to maintain any intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future), to the extent that such failure would result in a material adverse condition or material adverse change in or affecting the business operations, properties or financial condition of Borrower or any of its subsidiaries (a “Material Adverse Effect”).

4.1.13 Financial Statement Restatement. At any time after a Listing Event, Borrower restates any financial statements for any date or period from two years prior to the Issue Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statement, have constituted a material adverse effect on the rights of the Holder with respect to this Note.

4.1.14 Failure to Execute Transaction Documents or Complete the Transaction. The failure of the Borrower to execute any of the Transaction Documents or to complete the transaction for the full Principal Amount of the Note, as contemplated by the Purchase Agreement.

4.1.15 Illegality. Any court of competent jurisdiction issues an order declaring this Note, any of the other Transaction Documents or any provision hereunder or thereunder to be illegal, as long as such declaration was not the result of an act of negligence by the Holder, exclusive of the execution of the Transaction Documents or the transactions and acts contemplated herein.

4.1.16 Cross-Default. Notwithstanding anything to the contrary contained in this Note or the other related or companion documents, a breach or default by the Borrower of any covenant or other term or condition contained in any of the other financial instrument, including but not limited to all promissory notes, currently issued, or hereafter issued, by the Borrower, to the Holder or any other third party (the “Other Agreements”), after the passage of all applicable notice and cure or grace periods, that results in a Material Adverse Effect shall, at the option of the Holder, be considered a default under this Note, in which event the Holder shall be entitled to apply all rights and remedies of the Holder under the terms of this Note by reason of a default under said Other Agreement or hereunder.

4.1.17 Variable Rate Transactions. The Borrower (i) enters into a Variable Rate Transaction (as defined herein) (ii) issues Common Shares (or convertible securities or purchase rights) pursuant to an equity line of credit of the Borrower or otherwise in connection with a Variable Rate Transaction (whether now existing or entered into in the future) or (iii) adjusts downward the “floor price” at which Common Shares (or convertible securities or purchase rights) may be issued under an equity line of credit or otherwise in connection with a Variable Rate Transaction (whether now existing or entered into in the future).

4.1.18 Certain Transactions. Borrower enters into certain transactions prohibited by Sections 3.3, 3.4, 3.5, and 3.6 of this Agreement.

4.1.19 Reverse Splits. The Borrower effectuates a reverse split of its Common Shares without twenty (20) days prior written notice to the Holder.

4.1.20 Replacement of Transfer Agent. In the event that the Borrower proposes to replace its transfer agent, the Borrower fails to provide, prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions in a form as initially delivered pursuant to the Purchase Agreement (including but not limited to the provision to irrevocably reserve shares of Common Shares in the Reserved Amount) signed by the successor transfer agent to Borrower and the Borrower.

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4.1.21 DTC “Chill”. At any time on or after a Listing Event, the DTC places a “chill” (i.e. a restriction placed by DTC on one or more of DTC’s services, such as limiting a DTC participant’s ability to make a deposit or withdrawal of the security at DTC) on any of the Borrower’s securities.

4.1.22 DWAC Eligibility. At any time on or after a Listing Event, in addition to the Event of Default in Section 4.21, the Common Shares become otherwise not eligible for trading through the DTC’s Fast Automated Securities Transfer or Deposit/Withdrawal at Custodian programs.

4.1.23 Bid Price. At any time on or after a Listing Event, the Borrower shall lose the “bid” price for its Common Shares ($0.0001 on the “Ask” with zero market makers on the “Bid” per Level 2) and/or a market (including the OTC Pink, OTCQB or an equivalent replacement marketplace or exchange).

4.1.24 Inside Information. At any time on or after a Listing Event, any attempt by the Borrower or its officers, directors, and/or affiliates to transmit, convey, disclose, or any actual transmittal, conveyance, or disclosure by the Borrower or its officers, directors, and/or affiliates of, material non-public information concerning the Borrower, to the Holder or its successors and assigns, which is not immediately cured by Borrower’s filing of a Form 6-K or Form 8-K pursuant to Regulation FD on that same date.

4.1.25 Failure of Security Interest. (a) Any material provision of the Security and Pledge Agreement shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Borrower or any Subsidiary intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Borrower or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Borrower or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under the Security and Pledge Agreement; (b) the Security and Pledge Agreement, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Holder on any collateral purported to be covered thereby.

4.1.26 Failure to Register Shares. The Borrower shall fail to register shares pursuant to Section 3.13.

4.2 Remedies Upon Default.

(a) Upon the occurrence of any Event of Default specified in this Article IV, in addition to and without limitation of other remedies set forth herein in this Note, (i) interest shall accrue on all amounts due under this Note at the Default Interest rate until payment in full of such amounts, including following the entry of a judgment in favor of Holder; (ii) this Note shall become immediately due and payable, all without demand, presentment or notice, all of which are hereby expressly waived by the Borrower, and the Borrower shall pay to the Holder, an amount (the “Default Amount”) equal to the Principal Amount then outstanding (including Liquidating Damages, defined below) plus accrued and unpaid interest through the date of the Event of Default, unaccrued interest through the Maturity Date that is guaranteed pursuant to Section 1.2 above, together with all costs, including, without limitation, reasonable legal fees and expenses of collection, and Default Interest through the date of full repayment; and (iii) a liquidated damages charge equal to 10% of the outstanding balance due under the Note (“Liquidating Damages”) will be assessed and will become immediately due and payable to the Holder, either in form of a cash payment or as an addition to the Principal Amount due under the Note. In addition, the Holder shall be entitled to exercise all other rights and remedies available at law or in equity, including, without limitation, those set forth in the Transaction Documents.

(b) Intentionally Omitted.

ARTICLE V. MISCELLANEOUS

5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

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5.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, facsimile, or electronic mail addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery, upon electronic mail delivery, or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower, to:

Cardiff Lexington Corporation
401 Las Olas Boulevard, Suite 1400
Fort Lauderdale, Florida 33301
Attn: Alex H. Cunningham, CEO
Email: alex@cardifflexington.com

If to the Holder:

Leonite Capital LLC

1 Hillcrest Center Dr, Suite 232

Spring Valley, NY 10977

Attn: Avi Geller

e-mail: avi@leonitecap.com; jake@leonitecap.com

Cc: dberger@bergerlawpllc.com

5.3 Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

5.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns. Each transferee of this Note must be an “accredited investor” (as defined in Rule 501(a) of the 1933 Act).

5.5 Withholding Tax. In the event that there is any withholding tax due from any payment by the Borrower to the Holder under this Note, Borrower shall be obligated to pay any such withholding tax. In the event that such withholding tax is paid by the Holder, Borrower shall be required to pay such amounts directly to the Holder in addition to the other amounts due to Holder under this Note.

5.6 Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof costs of collection, including attorneys’ fees. Such amounts spent by Holder shall be added to the Principal Amount of the Note at the time of such expenditure.

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5.7 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state and/or federal courts located in Delaware. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. THE BORROWER IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTIONS CONTEMPLATED HEREBY. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other Transaction Documents by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. All transactions contemplated herein are being made subject to the rules of Iska as found on Leonite’s website (Leonitecap.com/iska).

5.8 Certain Amounts. Whenever pursuant to this Note the Borrower is required to pay an amount in excess of the outstanding principal amount (or the portion thereof required to be paid at that time) plus accrued and unpaid interest plus Default Interest on such interest, the Borrower and the Holder agree that the actual damages to the Holder from the receipt of cash payment on this Note may be difficult to determine and the amount to be so paid by the Borrower represents stipulated damages and not a penalty.

5.9 Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

5.10 Usury. To the extent it may lawfully do so, the Borrower hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any action or proceeding that may be brought by the Holder in order to enforce any right or remedy under this Note. Notwithstanding any provision to the contrary contained in this Note, it is expressly agreed and provided that the total liability of the Borrower under this Note for payments which under Delaware law are in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums which under Delaware law in the nature of interest that the Borrower may be obligated to pay under this Note exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by Delaware law and applicable to this Note is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to this Note from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Borrower to the Holder with respect to indebtedness evidenced by this Note, such excess shall be applied by the Holder to the unpaid principal balance of any such indebtedness or be refunded to the Borrower, the manner of handling such excess to be at the Holder’s election.

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5.11 Section 3(a)(10) Transactions. At any time after a Listing Event, and so long as this Note is outstanding, if the Borrower enters into a transaction structured in accordance with, based upon, or related or pursuant to, in whole or in part, Section 3(a)(10) of the Securities Act, then a liquidated damages charge of 25% of the outstanding principal balance of this Note at that time, will be assessed and will become immediately due and payable to the Holder, either in the form of cash payment or as an addition to the balance of the Note, as determined by mutual agreement of the Borrower and Holder.

5.12 No Broker-Dealer Acknowledgement. Absent a final adjudication from a court of competent jurisdiction stating otherwise, so long as any obligation of Borrower under this Note or the other Transaction Documents is outstanding, the Company shall not state, claim, allege, or in any way assert to any person, institution, or entity, that Holder is currently, or ever has been, a broker-dealer under the Securities Exchange Act of 1934.

5.13 Opportunity to Consult with Counsel. The Borrower represents and acknowledges that it has been provided with the opportunity to discuss and review the terms of this Note and the other Transaction Documents with its counsel before signing it and that it is freely and voluntarily signing the Transaction Documents in exchange for the benefits provided herein. The Borrower further represents and acknowledges that it has been provided a reasonable period of time within which to review the terms of the Transaction Documents. In light of this, the Borrower will not contest the validity of the Transaction Documents and the transactions contemplated therein, and Borrower represents and acknowledges that all parties hereto have participated in the preparation of this Note and the other Transaction Documents. In any construction of the terms of the Note or the other Transaction Documents, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

5.14 Integration. This Note, along with the other Transaction Documents, constitute the entire agreement between the Parties and supersedes all prior negotiations, discussions, representations, or proposals, whether oral or written, unless expressly incorporated herein, related to the subject matter of the Agreement. Unless expressly provided otherwise herein, this Note may not be modified unless in writing signed by the duly authorized representatives of the Borrower and the Holder. If any provision or part thereof is found to be invalid, the remaining provisions will remain in full force and effect. Additionally, Borrower agrees acknowledges that each of the Transaction Documents are integral to the Note, and their execution by Borrower and the agreement by Borrower to be bound by the terms therein are a material condition to the Holders agreement to enter into the transaction contemplated under the Transaction Documents.

[signature page to follow]

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Cardiff Lexington Corporation

By:	/s/ Alex Cunningham
Name: Alex Cunningham
Title: Chief Executive Officer

WE THREE, LLC, d/b/a AFFORDABLE HOUSING INITIATIVE

By:	/s/ Alex Cunningham
Name: Alex Cunningham
Title: Chief Executive Officer

EDGE VIEW PROPERTIES, INC.

By:	/s/ Alex Cunningham
Name: Alex Cunningham
Title: Chief Executive Officer

PLATINUM TAX DEFENDERS, LLC

By:	/s/ Alex Cunningham
Name: Alex Cunningham
Title: Chief Executive Officer

NOVA ORTHO AND SPINE, PLLC

By:	/s/ Alex Cunningham
Name: Alex Cunningham
Title: Chief Executive Officer

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EXHIBIT A – FORM OF NOTICE OF CONVERSION (See Attached)

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EXHIBIT B – TRANSFER AGENT INSTRUCTION LETTER

(See Attached)

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September 3, 2020

Transfer Online, Inc.
512 SE Salmon Street
Portland. OR 97214

Re: Irrevocable Transfer Agent Instructions

Ladies and Gentlemen:

Cardiff Lexington Corporation, a Florida corporation (the "Company") and Leonite Capital LLC. a Delaware limited liability company (the -Investor") have entered into a securities purchase agreement dated as of September 3, 2020 (the "Agreement") providing for the issuance of the convertible promissory note of even date herewith in the principal amount of $733,500 (the "Note"). A copy of the Note and Agreement is attached hereto. As the registrar and transferagent for the Company's common stock, (the "Common Stock"), the Company requests that you familiarize yourself with your issuance and delivery obligations, as the Company's transfer agent, contained in the Note. Capitalized terms used but not defined in this instruction letter shall have the meanings ascribed to them in the Note.

All shares to be issued pursuant to the Note and the Agreement including but not limited to Conversion Shares are to be registered in the names of the Investor or its assignees as requested by the Investor with the receipt of proper assignment documentation.

The Transfer Agent is hereby authorized and directed to promptly disclose to the Investor without any additional confirmation from the Company, after Investor's request from time to time, the total number of shares of common stock issued and outstanding, and the total number of shares of common stock that are authorized but unissued and unreserved. The Transfer Agent is also authorized to, without any additional confirmation from the Company, release any information you deem necessary towards the processing, clearing and settlement of the shares arising from this reservation, as well as effectuate a transfer of all or a portion of the shares of common stock reserved hereunder to any 3rd party if directed to do so by Investor with the receipt of proper transfer documentation.

You are hereby irrevocably authorized and instructed to reserve a sufficient number of shares of common stock (the "Reserved Shares") of the Company (initially, 2,700,000 shares of common stock which should be held in reserve for the Investor pursuant to the Note) for issuance upon Conversion of the Note in accordance with the terms thereof and in order to satisfy the Company's obligations to issue the remaining Equity Interest shares or any other obligations under the Agreement. The amount of Common Stock so reserved may be increased, from time to time, by written instructions of the Company or the Investor. Such written instruction, when provided by the Investor, shall be accompanied by a treasury order signed by the Company, for each increase. Such treasury order may be provided by the Company to the Investor, in blanket form and bearing Company's signature, to be completed by the Investor for each increase requested, and shall be honored by the Transfer Agent so long as notice is provided to Company for each increase requested by the Investor. Any shares reserved hereunder may be utilized by the.Investor to satisfy the Company's obligations under the Agreement and the Note, currently issued or issued in the future, by the Company to the Investor.

The shares to be issued pursuant to the Note, including but not limited to the remaining portion of the Equity Interest or upon conversion of the Note, shall be issued within 3 business days of receipt of a notice with respect to the Note (an "Issuance Notice"). However, the investors may request and be granted a same day order ("Rush Order") if billing on the Company's account is current, the Investor pays a rush fee, and if the request is received before 1:00 PM PST (if the request is received after 1:00 PM PST, the conversion will be processed by close of business the following day). The Company hereby irrevocably authorizes your firm to approve any Rush Orders requested by the Investor.

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The ability to issue shares pursuant to an Issuance Notice in a timely manner is a material obligation of the Company pursuant to the Note. Your firm is hereby irrevocably authorized and instructed to issue shares of Common Stock of the Company upon receipt of an Issuance Notice (without any restrictive legend) to the Investor at the request of the Investor without any further action or confirmation by the Company, in which the issuance shall be deducted first from the Reserved Amount, and in the event that the Reserved Amount is insufficient to accommodate the number of shares to be issued pursuant to the Issuance Notice, the Company agrees and directs that you issue the shares that may be in excess of the Reserved Amount using all then available authorized but unissued shares of Common Stock with receipt of a treasury order signed by the Company, by either (i) electronically by crediting the account of a Prime Broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission system, provided that the Company has been made FAST/DRS eligible by DTCC (DWAC), or (ii) in certificated form (if electronic delivery is not possible at that time) without any legend which would restrict the transfer of the shares, and you should remove all stop-transfer instructions relating to such shares: (A) upon your receipt from the Investor dated within 90 days from the date of the issuance or transfer request, of: (i) an Issuance Notice executed by the Investor; and (ii) an opinion of counsel of the Investor, in form, substance and scope customary for opinions of counsel in comparable transactions (and satisfactory to the transfer agent), to the effect that the shares of Common Stock of the Company issued to the Investor pursuant to the Issuance Notice are not "restricted securities" as a result of an effective registration statement or pursuant to an applicable exemption (including but not limited to Section 4(a)(1) or Rule 144) and should be issued to the Investor without any restrictive legend; and (B) the number of shares to be issued is less than 9.99% of the total issued Common Stock of the Company. If an opinion from counsel is not provided, you are instructed and authorized to issue shares to the Investor as restricted and the associated certificate(s) should include the customary 144 restrictive legend.

The Company affirms that it has appropriately resolved to issue all required Common Stock to the Investor and hereby requests that your firm act without delay as provided herein and without the need for any action or confirmation by the Company with respect to the issuance of the Common Stock pursuant to any Issuance Notice received from the Investor.

The Investor and the Company understand that Transfer Online, Inc. (the "Transfer Agent") shall be required to perform any issuances or transfers of shares pursuant to this letter unless the respective issuance or transfer of shares is prohibited by a valid court order. If the Company informs you that there is a court order prohibiting such issuances, then the Company must provide you with a certified copy of such court order prior to the issuance deadline for the respective conversion.

The Company shall indemnify you and your officers, directors, principals, partners, agents and representatives, and hold each of them harmless from and against any and all loss, liability, damage, claim or expense (including the reasonable fees and disbursements of its attorneys) incurred by or asserted against you or any of them arising out of or in connection the instructions set forth herein, the performance of your duties hereunder and otherwise in respect hereof, including the costs and expenses of defending yourself or themselves against any claim or liability hereunder, except that the Company shall not be liable hereunder as to matters in respect of which it is determined that you have acted with gross negligence or in bad faith. You shall have no liability to the Company in respect to any action taken or any failure to act in respect of this if such action was taken or omitted to be taken in good faith, and you shall be entitled to rely in this regard on the advice of counsel.

The Board of Directors of the Company has approved the foregoing (irrevocable instructions) and does hereby extend the Company's irrevocable agreement to indemnify your firm for all loss, liability or expense in carrying out the authority and direction herein contained on the terms herein set forth.

The Investor and Company expressly understand that no conversion will be completed if the Company's account with Transfer Online is not current. If at the time an Issuance Notice is delivered to your firm the Company is then in arrears to your firm, or has been placed on credit hold, Investor shall have the right as a condition to such processing to pay the amount necessary to bring the Company's account into good standing and to include such costs in the conversion amount.

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The Company agrees that in the event that the Transfer Agent resigns as the Company's transfer agent, the Company shall engage a suitable replacement transfer agent that will agree to serve as transfer agent for the Company and be bound by the terms and conditions of these Irrevocable instructions within five (5) business days. The Company shall not terminate the Transfer Agent as the Company's transfer agent without a signed consent from the Investor.

The Investor is intended to be and is a third-party beneficiary hereof, and no amendment or modification to the instructions set forth herein may be made without the consent of the Investor.

The Investor and Company expressly understand and agree that nothing in this irrevocable Transfer Instruction Agreement shall require or be construed in any way to require the transfer agent to do, take or not to take any action that would be contrary to any federal or state law, rule, or regulation including but expressly not limited to both the Securities Act of 1933, as amended, and the Securities and Exchange Act of 1934 as amended, and the rule and regulations promulgated there under.

Notwithstanding anything herein contained to the contrary, Transfer Online, Inc. is not a party to the Agreement and is acting only in the capacity of an administrator. In addition, the Company must be current in all amounts owed to Transfer Online, Inc. and in good financial standing with Transfer Online Inc., before lhe issuance of any shares of the Common Stock herein. Should a legal dispute or litigation arise between the Company and the lnveslor, as a result of the Company" s fai lure to be current in all amounts owed to Transfer Online, lnc., which might canse a delay in the issuance of shares of the Common Stock hereunder. Transfer Online, Inc. shall not be included in any litigation between tbe Company and the Investor, nor have any liability to the Company or the ln vcstor. If the Company's account with Transfer Online is not in good standing. the investor may be provided with the amount owed to Trans1er Online, Inc. and may have the right to pay the outstanding balance in full and include such payments, as well as other costs of conversion, in the Conversion Amount. No conversion will be done unless the Company's account with Transfer Online is paid in full.

(signature page to follow)

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Very truly yours,

CARDIFF LEXINGTON CORPORATION

By: /s/ Alex H. Cunningham

Name: Alex H. Cunningham

Title: Chief Investment Officer

Acknowledged and Agreed:

TRANSFER ONLINE, INC.

By: /s/ Lori Livingston

Name: Lori Livingston

Title: President and CEO

LEONITE CAPITAL LLC

By: /s/ Avi Geller

Name: Avi Geller

Title: Chief Investment Officer

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EXHIBIT C – SECURITY AND PLEDGE AGREEMENT

(See Attached)

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EXHIBIT X – Exchanged Notes

Security Name	Date of Issue	Amount Outstanding as of 9/16/2022	Percentage Allocated to Cost Basis of New Securities	CaR Note Allocation ($)	Series X Preferred Allocation ($)
SENIOR SECURED CONVERTIBLE PROMISSORY NOTE	July 10, 2018	$1,512,868.82	39.31%	$1,021,938.08	$589,579.66
SENIOR SECURED CONVERTIBLE PROMISSORY NOTE	February 21, 2019	$109,268.69	2.84%	$73,810.65	$42,583.07
SENIOR SECURED CONVERTIBLE PROMISSORY NOTE	April 10, 2019	$107,904.84	2.80%	$72,889.38	$42,051.56
REPLACEMENT CONVERTIBLE PROMISSORY NOTE	July 24, 2018	$68,556.56	1.78%	$46,309.74	$26,717.16
SENIOR SECURED PROMISSORY NOTE	September 9, 2019	$572,707.35	14.88%	$386,862.00	$223,189.61
SENIOR SECURED CONVERTIBLE PROMISSORY NOTE	September 3, 2020	$1,477,712.57	38.39%	$998,190.15	$575,878.93
TOTAL		$3,849,018.83	100%	$2,600,000	$1,500,000

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